UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Affinity Gaming
(Name of Registrant as Specified In Its Charter)

Z Capital Partners, L.L.C.

Zenni Holdings, LLC

Z Capital Special Situations Adviser, L.P.

Z Capital Special Situations GP, L.P.

Z Capital Special Situations UGP, L.L.C.

James J. Zenni, Jr.

Z Capital HG, L.L.C.

Z Capital HG-C, L.L.C.

Z Capital Special Situations Fund Holdings I, L.L.C.

Z Capital Special Situations Fund Holdings II, L.L.C.

Z Capital CUAL Co-Invest, L.L.C.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On the evening of May 6, 2013, the Las Vegas Review-Journal published an article (the “Article”) entitled “Z Capital gets OK to expand position in Affinity Gaming.”  The article included the following quote from Z Capital Partners, L.L.C.: “We believe this decision vindicates the rights of the company’s shareholders. ... We will continue to seek to protect the interests of all Affinity shareholders and look forward to a final resolution on all of these issues.”

A copy of the Article is attached hereto as Exhibit 1 and is incorporated herein by reference.

On May 7, 2013, the Z Capital Group (whose members are identified below) sent a letter (the “Letter”) by mail to stockholders of Affinity Gaming (the “Company”), and by email to certain stockholders of the Company, in connection with the Z Capital Group’s solicitation of proxies for the election of its director nominees at the Company’s 2013 Annual Meeting of Stockholders.

A copy of the Letter, including the cover email thereto, as applicable, is attached hereto as Exhibit 2 and is incorporated herein by reference.

Important Information

The Z Capital Group has nominated James J. Zenni, Jr. and Martin J. Auerbach, Esq.  (the “Z Capital Nominees”) as nominees to the board of directors of the Company and is soliciting votes for the election of the Z Capital Nominees as members of the board. The Z Capital Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Z Capital Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Z Capital Group, the Z Capital Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Z Capital Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Z Capital Group with the SEC may also be obtained free of charge by contacting Innisfree M&A Incorporated by mail at 501 Madison Avenue, 20th Floor, New York, New York 10022 or by telephone at the following numbers: stockholders call toll-free at (888) 750-5834 and banks and brokers call collect at (212) 750-5833.

The Z Capital Group consists of the following persons: Z Capital Partners, L.L.C.; Zenni Holdings, LLC; James J. Zenni, Jr.; Z Capital Special Situations Adviser, L.P.; Z Capital Special Situations GP, L.P.; Z Capital Special Situations UGP, L.L.C.; Z Capital Special Situations Fund Holdings I, L.L.C.; Z Capital HG, L.L.C.; Z Capital Special Situations Fund Holdings II, L.L.C.; Z Capital CUAL Co-Invest, L.L.C.; and Z Capital HG-C, L.L.C. The members of the Z Capital Group and the Z Capital Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Z Capital Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Z Capital Group, filed with the SEC on April 23, 2013 and first disseminated to stockholders on or about April 23, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Exhibit 1

Z Capital gets OK to expand position in Affinity Gaming

By TIM O’REILEY

LAS VEGAS REVIEW-JOURNAL

Posted May 6, 2013 - 4:15pm        Updated May 6, 2013 - 4:36pm

Chicago-based investment firm Z Capital Partners LLC has been given a green light to continue expanding its position as the largest shareholder in Affinity Gaming Corp.

Clark County District Judge Mark Denton filed a written ruling late Friday that at least temporarily prevents the company’s “poison pill” from going into effect. A widely used takeover defense, the poison pill would have unleashed a flood of new shares if Z Capital bought any more stock on its own, diluting its position from 30.4 percent to about 5 percent.

The order granting the preliminary injunction against the poison pill comes against the backdrop of Affinity Gaming’s annual meeting set for May 14. Z Capital has nominated two people to sit on the seven-member board.

However, Denton denied Z Capital’s request to prevent the company from instituting more stringent qualifications for board members.

In a statement, Z Capital said, “We believe this decision vindicates the rights of the company’s shareholders. ... We will continue to seek to protect the interests of all Affinity shareholders and look forward to a final resolution on all of these issues.”

The lawsuit that Z Capital filed encompasses a much broader attack on Affinity’s corporate reorganization late last year.

In a hearing last week, attorneys for Affinity argued that the poison pill was necessary to prevent Z Capital from buying practical control of the company without paying a control premium. Typically, a takeover bid for entire company comes at a price higher than recent trades, reflecting the extra value to the buyer of gaining complete ownership in one transaction.

While Z Capital has expressed an interest in boosting its stake, it has not made a takeover bid.

Affinity owns the two Terrible’s casinos in the valley, the three in Primm and several others elsewhere in the country.

While poison pills are valid in Nevada, Denton placed greater weight on Affinity’s history. When the company emerged from the Chapter 11 bankruptcy of Herbst Gaming in late 2010, there was no poison pill in the corporate bylaws. As a result, the corporate reorganization late last year that included the poison pill changed the rights held by shareholders, Denton wrote in his ruling.

This meant that Z Capital has a “reasonable probability” of showing that the corporate reorganization instituted late last year improperly included the poison pill.

Z Capital, which specializes in buying into financially struggling companies, purchased Herbst debt that was converted into Affinity stock by the Chapter 11 reorganization plan and covered by the pre-poison pill bylaws. At one point, Z Capital owned about 20 percent, but subsequently spent nearly $80 million to lift its stake to 30.4 percent.

The reorganization last year also said that the company could deny people board seats if it found them to be “unsuitable” under Nevada gaming law. Previously, Affinity reserved an unsuitability judgment solely to gaming regulators.

Unlike a poison pill designed to take effect automatically, Denton wrote, the unsuitability provision could be fixed if problems arose.

Contact reporter Tim O’Reiley at toreiley@reviewjournal.com or 702-387-5290.

Exhibit 2

[Redacted Name,]

Your vote is crucial to seating a properly balanced board at Affinity Gaming not dominated by Silver Point and Don Kornstein for all the reasons we discuss and more in our attached response to the Board’s shareholder solicitation letter from last week.  Our response describes a Nevada Court’s recent order granting Z Capital a preliminary injunction against the failure by Kornstein and the Board to preserve important shareholder rights in connection with Affinity’s corporate conversion.

Time is of the essence as Affinity’s shareholder meeting is May 14.  You can vote directly at the shareholder meeting if you plan on attending, but the easiest way to support Z Capital and vote your GOLD Proxy is by doing the following:

1)      Call or email Jonathan Salzberger (jsalzberger@innisfreema.com; 212-750-5571) of Innisfree, our proxy solicitor, and he will send you a pdf of the GOLD proxy card with your information printed on it. All you need to do is sign and date the proxy card and scan the pdf back to him.

OR

2)      Sign and date the GOLD proxy card you received along with our proxy material in the mail and mail it back in the postage-paid envelope received.

If you support us, the first option is the most efficient way to ensure your vote is counted. Please call me at 847-235-8100 or Jonathan Salzberger at 212-750-5571 if you have any questions.

Andrei Scrivens

Managing Director

Z Capital Partners, L.L.C.

Two Conway Park

150 Field Dr. Suite 300

Lake Forest, Il 60045

Tel      : +1 847 235 8100

Fax     : +1 847 235 8111

Email  : ascrivens@zcap.net

www.zcap.net

Dear Fellow Affinity Gaming Shareholder:

Z Capital Partners L.L.C. (“Z Capital”), the shareholder with the largest economic commitment to Affinity Gaming (“the Company” or “Affinity”) recently sent you its proxy material.  We hope that you found it informative and hope you agree that having a board at Affinity that is properly balanced among shareholders is in the best interests of you and the Company.  We encourage you to Vote the GOLD Proxy Card to elect a Board that will fully serve you and your interests.

On April 26th, the Company sent a letter to shareholders in response to our proxy materials.  We believe that the Company’s shareholder letter is misleading or inaccurate on several key points.  We ask that you take a moment to read the following and ask yourself some crucial questions before you cast your final vote for Affinity’s new Board of Directors —a vote with real impact on the value of your investment in Affinity.

IS SILVER POINT TAKING CONTROL OF AFFINITY WITHOUT PAYING A CONTROL PREMIUM?

The Affinity Board’s April 26 letter boldly claimed that Z Capital’s now-expired offer of $14.00 per share (in excess of 8.0x 2012 EBITDA) was inadequate and did not provide a suitable control premium.  They further asserted that to stop anyone from taking control without paying a control premium, the Board implemented the shareholder rights plan (“poison pill”).  Despite this rhetoric, the Chairman and the Company seem perfectly content to encourage shareholders to cede control of the Board to Silver Point — for free and to the detriment of all shareholders. Silver Point was influential in seating the current Board, including Chairman Don Kornstein, and the four new “independent” nominees on the Company’s White proxy card were all selected by Silver Point.  Z Capital is seeking only two out of seven seats on the Affinity Board — not a grab for control.  If you elect the nominees on the White proxy card — all endorsed or selected by Silver Point — you will be giving Silver Point control of Affinity without a control premium.

Electing the slate proposed by the Company, which does not include nominees from Z Capital, will effectively mean that Silver Point is taking control of the Company without paying you a dime. Leaving the Board in the hands of a single shareholder is a decision Z Capital believes is unwise and does not ensure that your interests as a shareholder are protected.

DID THE BOARD SEEK YOUR APPROVAL BEFORE STRIPPING YOUR RIGHTS?

On May 3rd, Nevada’s Eighth Judicial District Court granted a preliminary injunction against Affinity’s poison pill.  In successfully seeking that relief, Z Capital did not, and does not, oppose the fact of a corporate conversion.  Z Capital simply takes issue with the manner in which the corporate conversion was implemented.  The Operating Agreement expressly required

Two Conway Park • 150 Field Drive • Suite 300 • Lake Forest, IL 60045 • (847) 235-8100 • Fax (847) 235-8111

that shareholder rights remain substantially the same — a standard the Board has clearly failed to meet.

The Board used the corporate conversion as an opportunity to load the new bylaws and articles of incorporation with unilaterally rewritten shareholder rights made without any shareholder approval.  Most notably, these changes initially stripped Affinity’s shareholders of the right to vote on major corporate transactions and amendments to Affinity’s corporate documents.  The Company misrepresented these changes to the Nevada Gaming Control Board by calling them simply “akin to a name change” on December 5, 2012.   The Court has now begun to set that straight.  This election offers an opportunity to support that process.

Z Capital takes shareholder rights extremely seriously and does not consider the deprivation of these rights to be “akin to a name change.”  Only after Z Capital — not Silver Point — filed a complaint in the District Court of Clark County, Nevada, were rights partially restored.  Can you leave a Chairman in place that is so willing to play with your rights and protections?

HAS THE BOARD REALLY INCREASED SHAREHOLDER VALUE?

The Board’s recent April 26 letter points to a differential in price for Affinity equity at the time it emerged from bankruptcy and today, and proclaims that the Board has been successful in building value.   Sadly, a closer look belies that claim.  The most recent price cited by the Board—a $12 per share trade in February 2013—was not only the same price as trades executed in November and December 2012, it was the same price at which trades were executed in February of 2011.  The share price has remained flat since February 2011! We know this because until the Board’s implementation of the poison pill prevented us from purchasing shares, Z Capital was the primary provider of liquidity for shareholders.

Simply put, the stock price has remained flat, shareholder rights have been slashed along with liquidity for the stock, and now the Board is proposing that you cede control to Silver Point.  Z Capital believes this is unacceptable and you should too — DO NOT CEDE CONTROL TO SILVER POINT.

YOUR VOTE IS IMPORTANT

Whether you are a short-term or long-term investor, now is the time to start maximizing value by electing the balanced Board proposed on the Z Capital GOLD Proxy Card.

It is important to note that a vote on the Company’s white proxy card against Affinity’s nominees is not the same thing as a vote on the GOLD proxy card in favor of the two Z Capital Nominees, plus five directors not chosen by Z Capital. Please Vote the GOLD Proxy Card and approve a properly balanced board not dominated by a single shareholder.

Shareholders who have already voted for the slate nominated by the Company can change their vote by signing, dating, and returning the Z Capital GOLD Proxy Card today.

Z Capital appreciates your support, time and consideration during this proxy contest. Please Vote the GOLD Proxy Card today to maximize your investment in the Company and ensure that the Board and management act in the best interest of you as a shareholder.

TIME IS SHORT, AND YOUR VOTE IMPORTANT

We encourage shareholders to vote their GOLD proxy today to ensure that their shares are represented at the May 14th annual meeting.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833